Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Announces First Quarter 2011 Financial Results and

Declares Second Quarter Dividend of $0.25 per Share

BOSTON – May 9, 2011 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit”), a middle market capital specialist, today announced financial results for its fiscal first quarter ended March 31, 2011. Additionally, THL Credit announced that its Board of Directors has declared its second fiscal quarter 2011 dividend of $0.25 per share, payable on June 30, 2011, to stockholders of record as of June 15, 2011.

HIGHLIGHTS

($ in millions, except per share amounts)
	As of March 31, 2011	As of Dec. 31, 2010
Portfolio results
Total assets	$266.3	$264.4
Investment portfolio, at fair value	$187.6	$153.5
Net assets	$264.3	$260.0
Net asset value per share	$13.07	$13.06
Weighted average yield on debt investments	15.6%	15.8%

	Quarter ended March 31, 2011	Quarter ended Dec. 31, 2010
Portfolio activity
Net investments made, at par	$42.3	$49.3
Number of new portfolio companies*	5	4
Number of portfolio companies at end of period*	17	13
Operating results
Total investment income	$7.06	$5.80
Net investment income	$4.14	$3.46
Net increase in net assets from operations	$4.88	$4.06
Net investment income per share	$0.21	$0.17
Dividends per share attributable to period	$0.23	$0.15

*	Quarter ended March 31, 2011, includes THL Credit’s investment in THL Credit Greenway Fund LLC, a portfolio company.

“2011 is off to a strong start,” said James K. Hunt, chief executive officer of THL Credit. “We are pleased with the credit quality of our portfolio and the opportunities in our pipeline. In addition to our cash on hand, our credit facility significantly increases our resources to capture the proprietary pipeline opportunities generated by our investment teams. Additionally, we received a ‘Green Light’ letter from the Small Business Administration (“SBA”) in April allowing us to proceed with the application process for an SBIC license. We are pleased to be moving forward on an opportunity for an attractive long-term source of capital that, if obtained, we believe would be accretive to our shareholders.”

PORTFOLIO AND INVESTMENT ACTIVITY

In the first quarter, THL Credit closed on $42.3 million of investments in five new companies that met its investment criteria:

•	$11.3 million in the subordinated term loan of Charming Charlie, Inc., a fashion accessory retailer based in Houston, TX, that operates in over 25 markets across the U.S.;

•	$13.0 million in the senior subordinated note of Pomeroy IT Solutions, Inc., an end-to-end services and technology provider to Fortune 1000 companies, based in Hebron, KY;

•	$8.0 million in the senior secured note of SiVance LLC, a leading producer of silicon-based products for personal care, pharmaceutical, construction and electronics markets, based in Gainesville, FL;

•	$10.0 million in the second lien term loan of Vision Solutions, Inc., a provider of disaster recovery and data management solutions worldwide, headquartered in Irvine, CA; and

•	A $15,000 capital commitment to THL Credit Greenway Fund LLC

These transactions bring the total fair value of THL Credit’s investment portfolio to $187.6 million across seventeen portfolio companies at the end of the quarter. There was one prepayment during the quarter from Intelligrated, Inc., resulting in proceeds of $9.0 million to THL Credit. In addition, THL Credit has agreed upon terms relating to four potential investments that are currently at varying stages of consummation. There can be no assurances that such investments will close on such terms or at all.

As of March 31, 2011, THL Credit’s investment portfolio at fair value was allocated 56 percent in subordinated debt, 35 percent in senior secured debt, 6 percent in income-producing equity interests and 3 percent in equity. The weighted average yield of the debt and income producing equity securities in the investment portfolio at their current cost basis was 15.3 percent. The weighted average yield on its debt investments at their current cost basis was 15.6 percent.

RESULTS OF OPERATIONS

Investment income

Total investment income for the first quarter was $7.06 million, of which $6.47 million was attributable to interest and fees on subordinated debt and senior secured loans, $0.33 million was attributable to interest from income-producing equity interests, $0.18 million was attributable to other income, and $0.08 million was derived from interest on cash and cash equivalents.

Expenses

Operating expenses for the quarter totaled $2.92 million. Base management fees were $0.99 million; administrator and other expenses were $1.31 million; and $0.12 million in fees related to THL Credit’s new credit facility. Additionally, an incentive fee of $0.50 million was accrued to reflect the accounting for potential capital gains incentive fee that would be payable to the Company’s investment adviser for the quarter as if all unrealized appreciation in the Company’s investment portfolio were instead realized during the quarter. However, no incentive fees are currently payable to the Company’s investment advisor under the terms of the Company’s Investment Management Agreement as THL Credit has not yet achieved its hurdle rate on pre-incentive fee net investment income or realized any capital gains to date.

Net investment income

THL Credit had net investment income of $4.14 million, or $0.21 per share, for the first quarter.

Net unrealized appreciation on investments

THL Credit’s investments had $0.75 million of unrealized appreciation for the first quarter.

Net increase in net assets resulting from operations

THL Credit’s net increase in net assets resulting from operations was $4.88 million for the first quarter, or $0.24 per share.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2011, THL Credit had $74.8 million in cash and cash equivalents. Its liquidity was generated primarily from proceeds from its initial public offering and cash flows from operations, including interest earned and fees received on subordinated debt, senior secured loans and other income-producing equity securities.

THL Credit expanded its three-year syndicated credit facility to $125 million from $115 million shortly after the initial closing in March. The facility will generally bear interest at a rate of LIBOR plus 3.5% per annum, with no LIBOR floor. As of March 31, 2011, there had been no borrowings or repayments. “We expect to utilize the facility after deploying substantially all of our available cash by the end of the second quarter,” noted Terrence W. Olson, chief operating officer and chief financial officer of THL Credit.

“With respect to the 10.9 million shares of the Company’s stock held as of March 31, 2011 by THL Credit Partners BDC Holdings, L.P. (“BDC Holdings”), an affiliated fund, the general partner of BDC Holdings is formulating plans to distribute approximately 8 percent of these shares shortly to the beneficial owners. Subsequent distributions by BDC Holdings are expected to occur after taking into account, among other factors, market liquidity and absorption capacity,” added Mr. Olson.

BUSINESS OUTLOOK

THL Credit anticipates an active second quarter. Its pipeline remains robust and includes four potential new investments to which THL Credit has agreed upon terms. The can be no assurances that such investments will close on such terms or at all. Additionally, THL Credit recently closed on $6.6 million in two follow-on investments in OEM and Surgery Partners, both in connection with acquisition activities.

Direct and proactive origination from THL Credit’s three offices remains a critical tool in maintaining a quality pipeline to counterbalance softer than expected borrower demand. While THL Credit believes that the overall supply of capital for the middle market has been reduced, it is hopeful that increased M&A activity in the second half of 2011 and increased demand for growth capital from unsponsored companies will accelerate borrowing demand. THL Credit’s experience has been that the market for refinancings and recapitalizations remains strong and will continue to be in the coming quarters.

CONFERENCE CALL

THL Credit will host a conference call to discuss these results on May 10, 2011, at 8:30 a.m. Eastern Daylight Time. The conference call will be led by James K. Hunt, chief executive officer, and Terrence W. Olson, chief operating officer and chief financial officer.

For those wishing to participate by telephone, dial (877) 375-9141 (domestic) or (253) 237-1151 (international) and use the passcode 57997356. THL Credit will also broadcast the conference call live via its website at www.thlcredit.com. A replay will be available through May 22, 2011 via the company’s website starting approximately two hours after the conclusion of the call.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.thlcredit.com.

THL CREDIT, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	March 31, 2011 (unaudited)	December 31, 2010
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $185,137,772 and $151,768,790, respectively)	$187,646,536	$153,529,179

Total investments at fair value (cost of $185,137,772 and $151,768,790, respectively)	187,646,536	153,529,179
Cash and cash equivalents	74,831,835	110,140,711
Deferred financing costs	2,468,738	—
Interest receivable	1,022,943	632,368
Receivable for paydown of investment	258,621	—
Prepaid expenses and other assets	89,963	86,917
Due from related party	29,336	—

Total assets	$266,347,972	$264,389,175

Liabilities
Dividends payable	$—	$2,987,416
Base management fees payable	991,460	979,316
Accrued incentive fee	501,753	—
Accrued expenses	481,093	226,174
Due to affiliate	19,780	14,250
Accrued administrator expenses	14,655	166,250

Total liabilities	2,008,741	4,373,406
Net Assets
Preferred stock, par value $0.001 per share, 100,000,000 preferred shares authorized, no preferred shares issued and outstanding	—	—
Common stock, par value $0.001 per share, 100,000,000 preferred shares authorized, 20,220,197 and 19,916,107 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	20,220	19,916
Paid-in capital in excess of par	262,358,285	258,310,016
Net unrealized appreciation on investments	2,508,764	1,760,389
Accumulated undistributed net investment loss	(548,038)	(74,552)

Total net assets	264,339,231	260,015,769

Total liabilities and net assets	$266,347,972	$264,389,175

Net asset value per share	$13.07	$13.06

THL CREDIT, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended March 31,
	2011	2010
Investment Income
From non-controlled, non-affiliated investments:
Interest income	$6,879,673	$—
Other income	178,789	—

Total investment income	7,058,462	—
Expenses
Base management fees	991,460	—
Incentive fees	501,753	—
Administrator expenses	568,065	—
Professional fees	221,468	—
Other general and administrative expenses	197,006	—
Insurance expenses	191,608	—
Directors’ fees	134,875	—
Credit facility fees	69,583	—
Amortization of deferred financing costs	46,933	—
Organizational expenses	—	20,000

Total expenses	2,922,751	20,000

Net investment income (loss)	4,135,711	(20,000)
Net change in unrealized appreciation on investments	748,375	—

Net increase (decrease) in net assets resulting from operations	$4,884,086	$(20,000)

Net investment income (loss) per common share – basic & diluted	$0.21	$(2.99)

Net increase (decrease) in net assets resulting from operations per common share – basic & diluted	$0.24	$(2.99)

Weighted averages shares of common stock outstanding – basic & diluted	20,004,824	6,700

ABOUT THL CREDIT

THL Credit is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Los Angeles and Houston. THL Credit invests primarily in private subordinated debt, or mezzanine debt, in middle market companies with annual revenues of between $25 million and $500 million that require capital for growth and acquisitions. Such investments in many cases include an associated equity component such as warrants, preferred stock or other similar securities. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by THL Credit concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by THL Credit with the Securities and Exchange Commission. THL Credit undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson, COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Michael Henson

212-687-8080

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